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                                                                      EXHIBIT 21



                   LIST OF EDUCATIONAL MEDICAL'S SUBSIDIARIES

                  Parent Corporation: Educational Medical, Inc.

1.       Andon Colleges, Inc. d/b/a Andon College, Andon College at Modesto

2. California Academy of Merchandising, Art and Design, Inc. f/k/a CAMAD Acquisition Corp. d/b/a California Academy of Fashion Merchandising, Art and Design

3. DBS Acquisition Corp. f/k/a A-DBS Acquisition Corp. d/b/a Dominion College (previously d/b/a Dominion Business School)

4. DEST Education Corporation d/b/a Andon College, Andon College at Stockton, (DEST is 100% owned by Andon Colleges, Inc. which is 100% owned by Educational Medical, Inc.))

5.       HBC Acquisition Corp. d/b/a Hagerstown Business College

6.       ICM Acquisition Corp. d/b/a ICM School of Business

7.       Maric Learning Systems, Inc. d/b/a Maric College of Medical Careers

8.       MTSX Acquisition Corp. d/b/a Modern Technology School of X-Ray

9. Nebraska Acquisition Corp. d/b/a (1) Lincoln School of Commerce and (2) Nebraska School of Business

10.      OIOPT Acquisition Corp. d/b/a Ohio Institute of Photography and
         Technology

11. Palo Vista College of Nursing and Allied Health Sciences, Inc. d/b/a Maric College of Medical Careers

12.      SACMD Acquisition Corp. d/b/a (1) Career Centers of Texas - El Paso and
         (2) San Antonio College of Medical and Dental Assistants

13. Scottsdale Educational Center for Allied Health Careers, Inc. d/b/a Long Medical Institute

         In addition to the above subsidiaries, the following are established corporations which have not yet been utilized to accomplish acquisitions and thus, are not active subsidiaries:

14.      DPT Acquisition Corp.

15.      New Hampshire Acquisition Corp.